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                                                            EXHIBIT 10.19
[SIGNAL PHARMACEUTICALS, INC. LETTERHEAD]




March 4, 1994


David W. Anderson, Ph.D.
14446 Trailwind Drive
Poway, CA 92064


Dear David:

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is pleased to offer you the position of Vice President, Drug Discovery and Preclinical Development reporting to Alan J. Lewis (President). Your employment with Signal will commence on March 24.

Your starting salary will be $165,000 annually, less all required withholding for taxes and social security. In addition Signal is offering a one time signing bonus of $25,000 to help you quickly make the transition to join us. You will be eligible for the standard Company benefits. Signal reserves the right to modify compensation and benefits from time to time as it deems necessary,

In addition, under Signal's 1993 Long-Term Incentive Plan (the "Plan"), the Company will offer you an opportunity to purchase outright 200,000 shares of SPI Common Stock at the current fair market value, subject to approval by the Compensation Committee of the Board of Directors. Under the Plan, one-fifth (20%) of the shares will vest on the first day of your thirteenth month of employment. The remaining shares will vest in equal quarterly installments over a four year period. The invested shares will be subject to repurchase by the company at their cost to you, should you leave the company before all shares have vested. In addition, all shares issued under the Plan are subject to certain limitations on the sale and use of the stock,

Your employment is for an indefinite term. In other words, the employment relationship is "at will," and either you or SPI has the right to terminate that employment relationship at any time.


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David W. Anderson,Ph.D.
March 4, 1994
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You will be required to sign an Employee's Proprietary Information and
Inventions Agreement before your employment begins. In addition, you will be expected to abide by the Company rules and regulations as described in the Company handbook.

The employment terms in this letter supersede any other agreements or promises made to you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please indicate your acceptance of this offer by signing one of the originals and returning it to me by the close of business on Wednesday, March 8, 1994, at which time this offer will lapse.

We have enjoyed our meetings with you and we look forward to your joining the Signal team. We feel that your experience and enthusiasm can make a substantial contribution to the success of Signal.


Sincerely,


/s/ ALAN LEWIS (LJC)


Alan J. Lewis, Ph.D.
President



ACCEPTED BY:



/s/ DAVID W. ANDERSON
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David W. Anderson



3/8/94
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Date: